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                                                                    EXHIBIT 4.12


                                    AGREEMENT


         This Agreement dated as of the 31st day of May, 1988 (hereinafter the "grant date"), is by and between AMERIHEALTH INC., a Delaware corporation with its principal office at Suite 1500, 2859 Paces Ferry Road, Atlanta, Georgia 30339 (hereinafter called the "Corporation"), party of the first part and William G. White (hereinafter the "Optionee"), party of the second part.

                              W I T N E S S E T H:

         WHEREAS on May 31, 1988 the Corporation by and through its Executive Committee adopted resolutions authorizing the granting of stock options (hereinafter sometimes called "Options") to certain key personnel of the Corporation to purchase common stock of the corporation (other than pursuant to its existing Stock Option Plan) in order to secure or increase such persons stock ownership in the Corporation in order to increase their incentive and personal interest in the welfare of the Corporation;

         WHEREAS, the optionee is one of the key personnel named by the Executive Committee in its resolutions granting the Options:

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties bereby covenant and agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein. the Corporation grants to the Optionee the option to purchase from the Corporation all or any part of an aggregate number of Fifteen thousand (15,000) shares of the common stock of the Corporation authorized and unissued or, at the option of the Corporation treasury stock if available (hereinafter called the "optioned shares").

         2. Price. The price to be paid for the optioned shares shall be One dollar ($1.00) per share, provided such price may be adjusted as provided in Section 8 below.

         3. Payment and Notice of Exercise. The Option herein granted may be exercised only by written notice of intent to exercise the option, served upon the secretary of the Corporation at its above listed office address, specifying the number of shares in respect of which the Option is being exercised, accompanied by payment for such shares by certified check or bank draft to the order of the Corporation. Such shares upon payment of the purchase price, shall be fully paid and nonassessable.

         4. Vesting of Option. This Option shall be fully exercisable as of the grant date.

         5.      Termination of Employment or Services; Death.

                 (a) Except to the extent otherwise provided in Section 5(b) or 5(c) all Options granted to the Optionee (and not theretofore exercised) shall terminate upon his termination of employment or service with the Corporation for any reason (including death). The Corporation may in its discretion determine (i) whether any leave of absence constitutes a termination of employment or service for this purpose, and (ii) the impact, if any, of any such leave of absence on the Options theretofore granted
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to the Optionee and not theretofore exercised.

         (b) If the Optionee's employment or service terminates for any reason other than death, dismissal for cause or resignation from employment without the Corporation's prior consent, the optionee may, but only within 90 days after his employment or service terminates, exercise any option granted to him under this Agreement to the extent that he was entitled to exercise such Option on the date his employment or service terminated.

         (c) In the event that the Optionee dies while in the employ or service of the Company or during the 90-day period after his employment or service terminates for any reason other than dismissal for cause or resignation from employment without the Corporation's prior consent, any Option granted under this Agreement shall be exercisable, but only within one year after the date of his death, to the extent that the Optionee was entitled to exercise such Option on the date of his death. Any such exercise following the Optionee's death may be made any by his personal representative unless the Optionee's will specifically disposes of such option. in which case such exercise shall be made only by the recipient of such specific disposition.

         6. Restriction on Alienation. Neither Options nor any rights hereunder granted may be assigned, transferred, pledged or alienated by the Optionee otherwise than by will or the laws of descent and distribution nor may they be exercised during the life of the Optionee other than by the Optionee or by his guardian or legal representative.

         7. Withholding Taxes. Whenever Shares are to be delivered upon exercise of an Option. the Corporation shall be entitled to require as a condition of delivery that the Optionee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto.

         8. Adjustments Upon Changes in Capitalization. The number of Shares subject to these Options and the option exercise price of Shares shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from the subdivision or combination of Shares or other capital adjustments, or the payment of a stock dividend after the grant date or other increase or decrease in such shares effected without receipt of consideration by the Corporation: provided, however that no adjustment shall be made unless the aggregate effect of all such increases and decreases occurring in any one fiscal year after the grant date will increase or decrease the number of issued shares by 5% or more; and provided further that any options to purchase fractional Shares resulting from any such adjustment shall be eliminated.

         Adjustments under this Section shall be made by the Corporation, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

         9.      Reorganization.

                 (a) In the event that the Corporation is merged or consolidated with another corporation and (i) the Corporation is not the surviving corporation or (ii) the Corporation shall be the surviving corporation and there shall be any change in the Shares by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Corporation are acquired by another corporation, or in the event of the reorganization or liquidation of the Corporation (each such event being hereinafter referred to as a "Reorganization Event") or in the event that the Board of Directors
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of the Corporation shall propose that the Corporation enter into a
Reorganization Event, then the Corporation may in its discretion take any or all of the following actions:

                 (i) by written notice to the Optionee, provide that his Option will be terminated unless exercised within 30 days (or such longer period as the Corporation shall determine in its sole discretion) after the date of such notice; and

                 (ii) advance the dates upon which any or all outstanding Options shall be exercisable.

         (b) Whenever deemed appropriate by the Corporation any action referred to in this Section may be made conditional upon the consummation of the applicable Reorganization Event.

         10. Investment Restriction. Upon the exercise of any portion of the Option herein granted, the Corporation may require that there be presented to and filed with it a representation in writing, signed by the Optionee or his personal representatives, as the case may be, that such shares are being acquired in good faith for investment and not for public distribution and will not be sold, transferred or otherwise disposed of in violation of the applicable federal and state securities laws.

         11. Stock Legend. All certificates at any time representing purchased shares (as hereinafter defined) shall bear such endorsement as the Corporation may deem required or desirable pursuant to the Security Act of 1933.

         12. Definitions. For the purposes of Section 11 hereof, the term "purchased shares" shall mean the shares of common stock of the Corporation purchased pursuant to the exercise of any Option granted herein as well as:

                 (i) all shares of the stock of the Corporation at any time hereafter issued as a dividend upon the purchased shares, and

                 (ii) all shares of stock or other securities of the Corporation into which the purchased shares shall be changed, or for which the purchased shares shall be exchanged, whether through reorganization, recapitalization, stock split-ups, combination of shares, merger or consolidation.

         13. Status of Optionee. The Optionee shall not be deemed for any purposes to be a shareholder of the Corporation with respect to any of the optioned shares except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

         14. No Restraint on Corporate Powers. The existence of the Option herein granted shall not affect in any way the right or power of the Corporation and its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Corporation or the rights thereof, or dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, whether of a similar character or otherwise.

         15. Securities Restriction. If at any time the Corporation shall determine, in its discretion, that the listing, registration or qualification of the shares covered by the Option under any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the purchase of shares hereunder, the Option may not be exercised, in whole or in part, unless
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and until such listing, registration or qualification shall have been effected free of any conditions not acceptable to the corporation.

         IN WITNESS WHEREOF, the Corporation has caused this instrument to be exercised by its duly authorized officers, and its corporate seal hereunto affixed, and the Optionee has hereunto affixed his hand.

                              AMERIHEALTH, INC.



Attest:

/s/ Lisa T. Hillman                     By: /s/ William G. White
____________________________                __________________________
Lisa Todd Hillman, Secretary                William G. White, President

                                                [CORPORATE SEAL]


                      [EXECUTIONS CONTINUED ON NEXT PAGE]
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In the presence of:                     OPTIONEE:

/s/ Sherrie Lochala                     /s/ William G. White
______________________                  ________________________
______________________                  Address: _______________
                                                 _______________